                                                                    EXHIBIT 10.2

                                   AGREEMENT

     This Agreement, entered into as of October 31, 1995 (the "Effective Date") by and between VLSI TECHNOLOGY, INC., a Delaware corporation, located at 1109 McKay Drive, San Jose, California 95131, hereinafter referred to as "VLSI" and ALFRED J. STEIN, 410 Old Oak Court, Los Altos, California 94022, hereinafter referred to as "Employee".

     WHEREAS, VLSI desires to compensate Employee for management and consulting services to be performed in the future, such services being of a special, unique, unusual, extraordinary, and intellectual character that gives them a substantial value;

     WHEREAS, Employee has developed numerous and substantial relationships with VLSI's customers and vendors which are of substantial value to VLSI and are expected to contribute to the growth and success of VLSI in the future;

     WHEREAS, Employee desires to continue providing management and consulting services for at least the period specified herein;

                                   ARTICLE 1.

                      SERVICES TO BE PROVIDED BY EMPLOYEE

     (a) Employee agrees to continue making his management services available to VLSI, on a full time basis, for a period of at least three (3) years from the Effective Date.

     (b) Following, and in the event of, Employee's departure after three years from the Effective Date, Employee shall provide VLSI with the services described in Article 1(c) for a minimum of 52 days per year and shall continue to do so throughout the period beginning with his departure date and ending ten years from the Effective Date.

     (c) Services to be provided by Employee to VLSI during the period set forth in Article 1(b) hereof shall consist of general consulting services for the Chief Executive Officer, the Board of Directors, or VLSI as requested from time to time. The parties agree that such services shall not require full time service.

     (d) Nothing in this Agreement is intended to prevent Employee from accepting employment with another employer after his departure from VLSI.

                                   ARTICLE 2.

                              PAYMENTS TO EMPLOYEE

     (a) VLSI agrees to make annual payments as provided in Exhibit A hereto to Employee, or such person or persons as Employee may designate, for so long as Employee continues to provide services either as an employee or as a consultant as set forth in Article 1 hereof.

     (b) Except as otherwise provided in Article 2(c) below, in the event that Employee ceases to fulfill his obligations under Article 1 hereof, VLSI shall have no further obligation to make payments to Employee under this Agreement.

     (c) In the event that fewer than all payments set forth in Exhibit A have been made to Employee and (i) Employee becomes disabled as defined in Article 5(c) hereof, (ii) VLSI undergoes a Change in Control (as defined in Article 5(b) hereof) or (iii) VLSI notifies Employee that it no longer desires that Employee perform the services required under Article 1 hereof, VLSI shall make a single lump-sum payment to Employee equal to the sum of the present values of all payments provided in Exhibit A which have not been paid to Employee at the time of such disability, Change in Control or notification and Employee shall have no further obligations under Article 1 hereof.

     (d) The lump sum payment payable under Article 2(c) hereof shall be calculated based on the assumptions set forth in section 2(A) of Exhibit A with a discount rate equal to the lesser of the prime rate on the date of termination and 5.5%.

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

     (e) All payments payable under this Article 2 shall be grossed up, and made free and clear of and without deduction, for any and all present or future income taxes, payroll taxes, excise taxes, deductions, charges or withholdings, and all liabilities with respect thereto, (all such taxes, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If VLSI shall be required by law to deduct any Taxes from or in respect of a payment,
(i) the payment shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the payment shall be made in an amount equal to the amount payable had no such deductions been made, (ii) VLSI shall make such deductions and (iii) VLSI shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

     (f) For purposes of computing increases in payments payable hereunder, VLSI shall, in all cases, assume that Employee is taxable at the highest marginal tax rate applicable to an individual.

     (g) In the event that Employee is taxable at a marginal tax rate less than the rate assumed in Article 2(f) hereof, Employee shall reimburse VLSI for the excess of such increase paid to Employee over the increase computed on the basis of Employee's actual marginal tax rate.

                                   ARTICLE 3.

                                      TERM

     This term of this Agreement shall extend from the Effective Date to the later of (i) the date that the final payment due hereunder is made by VLSI and
(ii) the date that Employee's obligations under Article 1 hereof are satisfied.

                                   ARTICLE 4.

                               EMPLOYEE EXPENSES

     VLSI agrees to reimburse Employee for all reasonable expenses incurred by Employee in the nature of consulting and legal fees associated with the development, negotiation and preparation of this Agreement.

                                   ARTICLE 5.

                               GENERAL PROVISIONS

     (a) Acquisition, Merger, Consolidation, Change in Control, Etc. The rights and obligations of the parties as set forth herein shall be unaffected by a Change in Control of VLSI or a merger or consolidation of VLSI with or into another entity or any similar transaction.

     (b) Change in Control. For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if: (i) the stockholders of VLSI approve a merger or consolidation of VLSI with any other corporation, other than a merger or consolidation which would result in the voting securities of VLSI outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of VLSI or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of VLSI approve a plan of liquidation or dissolution of VLSI or an agreement for the sale, lease, exchange or other transfer or disposition by VLSI of all or substantially all (more than fifty percent (50%)) of VLSI's assets; (ii) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) directly or indirectly of 50% or more of VLSI's outstanding Common Stock, or
(iii) a change in the composition of the Board of Directors of VLSI within a three (3) year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of VLSI as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors of VLSI with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to VLSI).

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

     (c) Disabled. For purposes of this Agreement, Employee shall be considered "disabled" in the event that a physician mutually acceptable to Employee and VLSI determines that Employee is no longer capable of providing services as required under Article 1 hereof due to any physical or mental illness or injury.

     (d) Arbitration. (i) Any controversy between VLSI and Employee involving the construction or application of any of the terms, provisions, or conditions of this Agreement shall on the written request of either party served on the other be submitted to arbitration. Arbitration shall comply with and be governed by the provisions of the California Arbitration Act.

     (ii) VLSI and Employee shall each appoint one person to hear and determine the dispute. If the two persons so appointed are unable to agree, then those persons shall select a third impartial arbitrator whose decision shall be final and conclusive upon both parties.

     (iii) The cost of arbitration shall be borne by VLSI or in such proportions as the arbitrators decide.

     (e) Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect thereto. Each party to this Agreement acknowledges that no representation, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

     (f) Modifications. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

     (g) Effect of Waiver. The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

     (h) Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

     (i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

VLSI TECHNOLOGY, INC.

              /s/  JAMES J. KIM                               /s/  ALFRED J. STEIN
---------------------------------------------     --------------------------------------------
  James J. Kim, Board of Directors of VLSI                      Alfred J. Stein

            Date:  March 8, 1996                              Date:  March 8, 1996



           /s/  ROBERT P. DILWORTH
---------------------------------------------
  Robert P. Dilworth, Board of Directors of
                     VLSI

            Date:  March 8, 1996

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

                                   EXHIBIT A

PAYMENTS UNDER SECTION 2(A) OF THE AGREEMENT

     1. Number of payments. Ten annual payments made on or before October 31 of each year, beginning on October 31, 1995.

     2. Amount of each payment.

     (A) An amount equal to the annual premium necessary to endow a single life policy (Corporate Universal Life) on the life of Employee issued by the Specialized Benefit Resources division of Metropolitan Life Insurance Company (MetLife) and based on the following policy assumptions:

        - level death benefit of $5 million
        - premiums payable for 10 years
        - policy crediting rate assumption equal to 7%
        - current mortality rates and loads
        - nonsmoker unisex rates
        - standard risk based on full underwriting

     (B) The amount of the annual premium necessary to endow the policy described above will be adjusted upward or downward annually in view of the actual policy crediting rate in effect for the year.

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